FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	10
Fund	Fidelity Municipal Income Fund
Trade Date	3/12/10
Settle Date	3/18/10
Security Name	CA ST 6% 3/1/33
CUSIP	13063BER9
Price	104.413
Transaction Value	$13,678,103
Class Size	2,075,000,000
% of Offering	0.63%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	Prager, Sealy & Co., LLC
Underwriting Members: (3)	Morgan Stanley
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	BMO Capital Markets GKST Inc.
Underwriting Members: (6)	BofA Merrill Lynch
Underwriting Members: (7)	Cabrera Capital Markets, LLC
Underwriting Members: (8)	Citigroup, Inc.
Underwriting Members: (9)	City National Securities, Inc.
Underwriting Members: (10)	De La Rosa & Co.
Underwriting Members: (11)	Edward D. Jones & Co., LP
Underwriting Members: (12)	Fidelity Capital Markets
Underwriting Members: (13)	Goldman, Sachs & Co.
Underwriting Members: (14)	Great Pacific Securities
Underwriting Members: (15)	Grigsby & Associates, Inc.
Underwriting Members: (16)	Jackson Securities
Underwriting Members: (17)	Jeffries & Company
Underwriting Members: (18)	Loop Capital Markets, LLC
Underwriting Members: (19)	M.R. Beal & Company
Underwriting Members: (20)	Northern Trust Company
Underwriting Members: (21)	Oppenheimer & Co., Inc.
Underwriting Members: (22)	Ramirez & Co., Inc.
Underwriting Members: (23)	Raymond James & Associates, Inc.
Underwriting Members: (24)	RBC Capital Markets
Underwriting Members: (25)	Robert W. Baird & Co.
Underwriting Members: (26)	Southwest Securities, Inc.
Underwriting Members: (27)	Stone & Youngberg
Underwriting Members: (28)	Wells Fargo Securities
Underwriting Members: (29)	William Blair & Company